                               AMENDMENT OF BYLAWS
                                       OF
                         ADVANTUS CORNERSTONE FUND, INC.

Effective February 10, 2000, Article II, Section 2.06 of the Bylaws of Advantus Cornerstone Fund, Inc., is hereby amended to read in its entirety as follows:

          SECTION 2.06. VOTING - PROXIES. The right to vote by proxy shall be governed by the relevent provisions of the Minnesota Statutes, as the same may be amended from time to time.